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                                                                    EXHIBIT 10.7

                      WEB SITE AND CYBERCASTING AGREEMENT

     THIS WEB SITE AND CYBERCASTING AGREEMENT ("Agreement") is made effective as of February 15,1998 by and between HOST COMMUNICATIONS, INC., a Kentucky corporation ("HCI") having an address at 546 East Main Street, Lexington, Kentucky 40508 and the TOTAL COLLEGE COMMUNICATIONS COMPANY, L.L.C., a Kentucky limited liability company ("TC/3/") having an address at 133 Fayetteville Street, Sixth Floor, Raleigh, North Carolina 27601.

     WHEREAS, the NCAA has granted HCI the exclusive rights to promote certain NCAA Championships using Cybercasts and a Web Site accessible over the Internet under a License dated of even date herewith (the "License"); and

     WHEREAS, TC/3/, as an independent contractor, desires to create a Web Site for HCI in order to provide access to certain NCAA Championships through the Internet; and

     WHEREAS, TC/3/ desires to produce and broadcast certain NCAA Championships through the use of Internet Cybercasts; and

     WHEREAS, the NCAA has licensed HCI to use the NCAA's name, the letters "NCAA", its seal, logo and the phrases "National Collegiate Championships", "The Final Four", "Women's Final Four', "College Sports USA", "NCAAction!", "College World Series", 'Women's College World Series", and "Stagg Bowl" registered or pending registration before the United States Patent and Trademark Office (hereinafter collectively referred to as the Marks"); and

     WHEREAS, HCI desires to promote the NCAA Championships using Cybercasts and a Web Site accessible over the Internet and to grant TC/3/ a license to use the Marks in association with such Cybercasts and Web Site; and

     WHEREAS, the parties have mutually agreed upon the terms and conditions set forth in this Agreement;


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound, hereby agree as follows:

1.   DEFINITIONS.

     As used in this Agreement, the following terms will have the ascribed meanings:

     "Contract Year" means February 15, 1998 through June 30, 1998 for the first
      -------------
Contract Year and thereafter each twelve (12) month period from July 1 through June 30 during the term of this Agreement.

     "Cybercasts" means a transmission resulting in the representation,
      ----------
visualization, and/or exhibition of NCAA Championships or Special Events on computers, Set-Top Boxes, Video Game Entertainment Equipment utilizing the Internet or Intercasting technologies as the transmission medium, and including without limitation, all improvements now known or hereafter developed, without limitation. Notwithstanding the foregoing, the term "Cybercasts" shall not include any distribution of radio broadcasts and/or video feeds over the Internet.

     "Domain Name" means a name associated with a specific registered address
      -----------
for a computer acting as an information repository on the Internet (e.g. "www.ncaatournament.com").

     "Internet" means a global information network consisting of interconnected, but independent, computers including, but not limited to, the World Wide Web, by any name now known or hereafter developed, without limitation.

     "Marketing Programs" shall have the meaning set forth in Section 5.1.
      ------------------

     "Marketing Revenues" shall have the meaning set forth in Section 7.2.
      ------------------

     "NCAA Championship(s)" means any tournament organized and/or sanctioned by
      --------------------
the NCAA to recognize the champion of any given NCAA sport.

     "Set-Top Box(es)" means a computer system connected as is to a television
      ---------------
and/or other monitor.

     "Special Event(s)" means any nongame event(s) involving NCAA Championships.
      ----------------

     "Sports Web Site" means the Web Site developed by TC/3/ with the
      ---------------
assistance, and at the direction of, HCI and the NCAA that contains information related to NCAA Championships.

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     "Video Game Entertainment Equipment" means a video game system that is
      ----------------------------------
connected to a television or monitor, or is self-contained and which would permit reception of a Cybercast or access to the Web Site.

     "Web Server" means a computer system executing software that makes the
      ----------
Sports Web Site available on the Internet.

     "Web Site(s)" means document(s) that consist of text, graphics, sound
      -----------
and/or animation clips and that contain links to other documents either self-contained or located in places elsewhere on the Internet.

2.   TERM.

     The term of this Agreement shall commence effective as of February 15, 1998 and terminate on June 30, 2001. Should HCI extend its License with the NCAA, the parties agree to exclusively negotiate for a renewal of the term of this Agreement based on the terms and conditions of HCI's License and any other mutually agreeable terms and conditions.

3.   GRANT OF RIGHTS.

     3.1 HCI hereby grants to TC/3/ an exclusive worldwide sublicense to use the NCAA Marks to create and host the NCAA's official Sports Web Site in English on TC/3/'S Sports Web Server or other Web Server designated by TC/3/ for all NCAA Championships. In connection herewith, TC/3/ agrees that such Sports Web Site will include coverage of the following NCAA Championships during the first Contract Year: the Division I Men's Basketball Championship, the Division I Women's Basketball Championship, the Division I Baseball (The College World Series) and fifty-three (53) other Championship final games or events (excluding the sites of any regionals or preceding rounds) as selected by the NCAA by February 15, 1998. During the second Contract Year, such Sports Web Site will include coverage of the following NCAA Championships: the Division I Men's Basketball Championship, the Division I Women's Basketball Championship, the Division I Baseball (The College World Series), and a mutually agreeable number of additional Championship final games or events (excluding the sites of any regionals or preceding rounds). All NCAA Championships will be included on the Sports Web Site on or before June 1, 1999. TC/3/'s coverage of the NCAA Championships identified herein on the Sports Web Site will, at a minimum, include the following: one (1) page generally relating to and previewing the Championship, one (1) page relating to the Championship venue and ticketing information and three (3) pages relating to the Championship results. During the term of this Agreement, HCI shall not permit any party other than TC/3/ to create or host the official NCAA Championship Web Site. Notwithstanding the foregoing, TC/3/ acknowledges that HCI and/or the NCAA may authorize schools participating in a Championship, host institutions, local organizing committees venues and/or host cities to include Championship specific information on their respective Web Sites provided that the same does not constitute an official Championship Web Site. In addition, TC/3/ acknowledges that the license granted herein

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shall not prevent the NCAA from authorizing the use of the NCAA Marks to create and host an official foreign language NCAA Web Site and that all such rights are expressly excluded from this Agreement; provided, however, TC/3/ shall have an exclusive first right of negotiation for any foreign language official NCAA Web Site of a period of fifteen (15) days following the NCAA's written notice of its intent to secure any such foreign language Web Site of an NCAA Championship.

     3.2 HCI hereby grants to TC/3/ a worldwide license to use the NCAA Marks to create, produce, syndicate and broadcast via Cybercasts, in English, on TC/3/'S Sports Web Server or other Web Server designated by TC/3/, all pre-game, play-by-play and post-game commentary for all NCAA Championships. During the first Contract Year, TC/3/ agrees to Cybercast each the following: (i) the Division I Men's Basketball Championship, (ii) the Division I Women's Basketball Championship, and (iii) the Division I Baseball Championship (The College World Series). In each remaining Contract Year, TC/3/ agrees to Cybercast the following: (i) the Division I Men's Basketball Championship, (ii) the Division I Women's Basketball Championship, (iii) the Division I Baseball Championship (The College World Series), and at least five additional Championships as mutually determined by HCI and the NCAA on or before July 1. During the term of this Agreement, HCI shall not permit any party other than TC/3/ to create, produce, syndicate or broadcast via Cybercast any such NCAA Championships without TC/3/'s consent, except participating schools in a Championship or other sports specific organizations shall be permitted to do a Cybercast if TC/3/ is not doing one for that Championship. TC/3/ acknowledge that the license granted herein shall not prevent the NCAA or HCI from authorizing the use of the NCAA Marks to create, produce, syndicate and broadcast via Cybercasts any NCAA Championships in a foreign language; provided, however, TC/3/ shall have an exclusive first right of negotiation for any foreign language Cybercast of an NCAA Championship for a period of fifteen (15) days following the NCAA's written notice of its intent to secure any such foreign language Cybercast of an NCAA Championship.

     3.3  In accordance with the foregoing, TC/3/ shall be responsible for:

          (a) setting up the Domain Name for the NCAA Championships, the ownership of which shall remain and vest in the NCAA's wholly owned subsidiary, NCAA Marketing, Inc.;

          (b) creating the initial page layout, content, content layout, and graphic design for the Sports Web Site, subject to the prior approval of HCI and the NCAA, such approval not to be unreasonably withheld or delayed;

          (c) online promotion of the Sports Web Site, subject to the prior approval of HCI and the NCAA, such approval not to be unreasonably withheld or delayed;

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          (d)  maintenance and support of the Web Server used for the Sports Web
               Site, including keeping backups of data stored on the Web Server, checking for errors in the accessibility of the Sports Web Site, and monitoring connectivity of the Web Server to the Internet;

          (e) the monthly delivery of statistical data regarding the access logs of those visiting the Sports Web Site, including the number of page views to the Sports Web Site per day and a summary of Domain Names registered by the logs;

          (f) forwarding to the NCAA's prearranged e-mail account any comments or other communications from the Sports Web Site;

          (g) providing tools for NCAA personnel to update the Web Site via the Internet.

     3.4 TC/3/ reserves the right to perform routine maintenance up to once a week, which may require taking the Web Server off the Internet for a reasonable period of time. TC/3/ shall make a good faith effort, without any additional expenditure of funds, to minimize the impact of such maintenance and to perform the work during off-peak hours and to perform maintenance on a secondary server and then move updated server to a primary server.

     3.5 TC/3/ agrees that "NCAA Online" shall be acknowledged in the title banner as the presenter on the Web Site.

4.   HCI OBLIGATIONS.

     4.1 HCI shall (or shall cause the NCAA to) provide all NCAA documents, photographs, films, statistics and other media and/or information in formats agreed upon by the parties, to TC/3/ as it may reasonably require for its performance of its duties hereunder. HCI further agrees to (and will request that the NCAA) review and approve converted Web Site and Cybercast components in a timely manner. In connection herewith, HCI shall be solely responsible for all editing, creation and/or maintenance of all such NCAA documents and/or information at rates to be mutually agreed upon by the parties.

     4.2 HCI hereby grants TC/3/, as an independent contractor, a worldwide exclusive license to use the NCAA Marks solely for the term and purposes of this Agreement for its creation, maintenance, and distribution of the Web Site and Cybercasts. TC/3/ agrees that it will submit copies of all materials and proposed uses of the NCAA Marks to HCI for its prior approval and the prior approval of the NCAA. HCI and/or the NCAA shall instruct TC/3/ in writing within ten (10) business days following receipt, as to whether any such materials and/or proposed use of the NCAA Marks areapproved, such approval not to be unreasonably withheld or delayed. If no approval

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or disapproval is provided to TC/3/ within the time allotted herein, then such materials and/or proposed use of NCAA Marks shall be deemed approved.

     4.3 TC/3/ will have the right, to the extent that HCI has the right from the NCAA, to make all appropriate references to the NCAA and the universities and colleges of the teams, the sites, the games and participants in and others identified with the NCAA Championships including, without limitation, photographs, video footage, audio, images, statistics and other elements as may be required for TC/3/ to perform its obligations hereunder.

     4.4 HCI represents and warrants that it has the right to enter into this Agreement and to grant TC/3/ the rights granted herein, including the exclusive rights to Cybercast events taking place at the sites of NCAA Championships before, during and after such Championships and during intermissions.

5.   ON-LINE MARKETING PROGRAMS.

     5.1 HCI hereby reserves the rights to market, sell and include advertising and/or other promotions, including, without limitation, sales of licensed merchandise (collectively referred to as the "Marketing Programs") of third persons and/or entities, either by directly incorporating the content of such advertising or promotions as part of the Sports Web Site and Cybercasts or by providing links to such advertising or promotions. In connection herewith, TC/3/ shall also have the right to market, sell and include advertising of third persons and/or entities, either by directly incorporating the content of such advertising as part of the Sports Web Site and Cybercasts or by providing links to such advertising. For the purposes of this Agreement, such Marketing Programs shall include the NCAA Corporate Partner Marketing Program Packages described in paragraph 5.2 below.

     5.2 Notwithstanding the foregoing, the parties agree to develop each Contract Year an NCAA Corporate Partner Marketing Program Package (herein referred to as the "Package(s)") to be offered by HCI to any NCAA Corporate Partners and/or other NCAA sponsors identified by HCI during the term of this Agreement (herein collectively referred to as "NCAA Corporate Partner(s)"). Such Packages will include all available Marketing Programs on the Sports Web Site and be priced at a mutually agreed upon discount for the benefit of the NCAA Corporate Partners. NCAA Corporate Partners shall have an exclusive first right to purchase any such Packages for a period of time mutually agreed upon by the parties prior to any solicitation by TC/3/ for sales of Marketing Programs and/or advertising under this Agreement to any entity which HCI reasonably determines competes with the respective NCAA Corporate Partners within their exclusive product and/or service categories. Should any NCAA Corporate Partner decline a Package offered by HCI within the time period agreed upon by the parties, TC/3/ shall be free to negotiate and/or secure an agreement with a competitor to the respective NCAA Corporate Partner which declines a proposed Package for the purchase of a Marketing Program or advertising on the Sports Web Sites.

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     5.3   All sales of advertising by TC/3/ hereunder shall be subject to the prior approval of HCI and the NCAA. TC/3/ acknowledges and agrees that the NCAA has reserved the right to prohibit sales of Marketing Programs and/or advertising to any entity which the NCAA, in its sole discretion, believes would or might bring discredit to the purposes or principles of the NCAA as set forth in its Manual. All marketing and sales of advertising by TC/3/ shall be done in such a manner as to preserve the integrity, character and dignity of the NCAA and to advance its purpose of fostering higher education. In order to assure compliance with the NCAA's standards and policies, TC/3/ shall provide in advance to HCI (and the NCAA if requested) samples of all literature and promotional material that TC/3/ intends to use in its marketing efforts hereunder, and none shall be used without the advance written approval of HCI (or the NCAA), such approval not to be unreasonably withheld or delayed. Notwithstanding any contrary term contained herein, no license is granted herein to TC/3/ to license any entity with the rights to use or feature the NCAA Marks and/or to conduct any related promotion in any manner whatsoever.

     5.4 TC/3/, at no cost or expense to HCI or any Marketing Program customers, shall place, feature, update and maintain all such Marketing Programs secured by HCI on the Sports Web Site and/or within Cybercasts, as the case may be, for the full term of any agreement between HCI and the Marketing Program customer. In addition, TC/3/ shall prominently feature the NCAA's official Championship event merchandiser by use of a graphic display throughout the Web Site at no cost to such merchandiser and will provide links to such merchandiser's web site. HCI agrees to regularly consult with TC/3/ with respect to: (i) any technical specifications required to fulfill any commitments to a Marketing Program customer relative to the Sports Web Site and/or the Cybercasts prior to finalizing any contracts with the customer to insure TC/3/'s ability to fulfill such commitments; and (ii) HCI's Marketing Program solicitation and sales efforts.

     5.5 The parties will mutually agree upon all fees and rates to be charged to third parties for all Marketing Programs and/or advertising, including, but not limited to the discount offered to NCAA Corporate Partners as a part of the Packages.

     5.6 As approved by the NCAA, TC/3/ may place its logo (no larger than 1" x 0.75") on the bottom of every page contained within the Sports Web Site and as part of all Cybercasts. TC/3/ further agrees to display the NCAA Online logo hyperlink and that of the NCAA's official Championship merchandiser on the bottom of every page contained within the Sports Web Site and as part of all Cybercasts.

     5.7 Each of HCI and TC/3/ shall use its best efforts to market the Sports Web Site and Cybercasts to potential customers. Except as permitted hereunder in accordance with paragraph 5.1, TC/3/ shall not authorize any entity which competes with any NCAA Corporate Partner, or other exclusive Marketing Program customers to link to the NCAA Web Site in a manner which directly or indirectly implies a sponsorship or other association with the NCAA or the NCAA Web Site. It is understood that any merchandise sold through the Sports Web Site shall be licensed by the NCAA or its

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authorized licensees and no other merchandise shall be permitted to be advertised without HCI's prior approval.

6.   ACCESS.

     For the purposes of this Agreement, HCI shall (or will cause the NCAA to) grant TC/3/ reasonable access to (or otherwise provide):

     (a)  NCAA photograph, video, audio, statistical, and print libraries;

     (b)  players, coaches, and others participating in the NCAA Championships;

     (c)  NCAA press conferences;

     (d) NCAA special events associated with the Championships (including necessary media and parking passes);

     (e) all facilities (including a minimum of [*] rooms in the NCAA Championship or media hotel or the NCAA "overflow" hotel should space be unavailable in the NCAA Championship or media hotel);

     (f) the Championship events (including, at no cost or expense, a minimum of [*] media passes);

     (g) the opportunity to purchase, at face value, at least [*] tickets for admission to all NCAA Championships; provided, however, any promotional use of such tickets must be approved in advance by the NCAA;

     (h) public service announcements of at least five (5) seconds in length featuring the URL address for each Championship Cybercast by TC/3/ within the telecasts and broadcasts of such Championships; and


        Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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     (i)   HCI shall cause the NCAA to use its best efforts to provide signage featuring the URL address for each Championship Cybercast by TC/3/ including, (1) a maximum of two (2) on-field (or courtside) signs, no larger than those permitted the network carrying the television broadcast of the event, (at least three (3) feet by six (6) feet) within plain view of the field of play at each such Championship.

7.   PAYMENTS.

     7.1 HCl shall invoice and attempt collection of all Marketing Revenues (as herein defined) due from Marketing Program and/or advertising customers secured by HCI under this Agreement, including, but not limited to, all NCAA Corporate Partners purchasing NCAA Corporate Partner Marketing Program Packages (herein collectively referred to as "Customers"). HCI shall be entitled to retain a Commission (herein so called) of [*] percent ([*]%) of all such Marketing Revenues collected by HCl from Customers which it secures hereunder (including all NCAA Corporate Partners purchasing NCAA Corporate Partner Marketing Program Packages) and will remit to TC/3/ the balance of Net Marketing Revenues collected which in the aggregate equal the lesser of $[*] or the actual Costs and Expenses associated with the creation, production, distribution and maintenance of the Sports Web Site and Cybercasts. The balance of any Net Marketing Revenues in excess of the lesser of $[*] or the actual Costs and Expenses of the Sports Web Site and the Cybercasts shall be paid by HCI as follows: (i) [*] percent ([*]%) of all such Net Marketing Revenues shall retained by HCI for all necessary settlements with the NCAA and (ii) [*] percent ([*]%) of all such Net Marketing Revenues shall be paid to TC/3/. Within thirty
(30) days from HCl's date of collection, HCI agrees to pay TC/3/ all amounts due hereunder; provided, however, HCI may reserve such amounts as may be necessary to make HCl's required settlement with the NCAA; provided, however, such amounts will be deposited by HCI in an interest bearing account, with any accrued interest thereon to be paid to TC/3/ within ten (10) days from the date of HCl's settlement with the NCAA. HCI will use its commercially reasonable efforts to require Customers to pay at least fifty percent (50%) upon execution of the agreements with such Customers with the remaining amounts due within six (6) months following the date of execution.

     7.2 As used herein, (i) "Marketing Revenues" shall mean all amounts collected by HCI from Customers secured by either TC/3/ or HCI less any unaffiliated agency fees; and (ii) "Net Marketing Revenues" shall mean all Marketing Revenues collected by HCI from Customers less its Commission. As used herein, "Costs and Expenses" shall


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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mean: (i) all advertising, acknowledgment and promotion expenses (including, but not limited to, newspaper, Arbitron and other research for sponsor and visitor interest); (ii) all costs associated with marketing and sales of the Marketing Programs, including, without limitation, all fulfillment costs and/or other expenses associated with sales of Marketing Programs including a commission of [*] percent ([*]%); (iii) any amounts required to be withheld for applicable taxes or amounts required to be refunded customers; (v) all agency commissions; and (vi) all operational and production expenses associated with the creation, maintenance, hosting, and broadcasting of the Web Site and all Cybercasts as the same directly relates to HCl's performance of this Agreement. Notwithstanding the foregoing, TC/3/ agrees that all general administrative and overhead expenses of TC/3/ shall be its sole expense. Neither HCI nor the NCAA shall bear any legal or financial responsibility for said Costs and Expenses.

     7.3 Each party will be solely responsible for the payment of its employees' compensation, including employment taxes, worker's compensation, and any similar taxes associated with employment of its employees. No party shall be liable for the debts, accounts, obligations or other liabilities of the other party, including without limitation, the other party's obligation to withhold payroll and income taxes.

     7.4 Each party shall keep complete and accurate records pertaining to its activities hereunder; and the books, records and accounts of the parties pertaining to its business relating to this Agreement may be inspected and audited by the other party, the NCAA or agents of such party or the NCAA at anytime during normal business hours upon giving reasonable notice to party from whom the inspection or audit is sought.

     7.5 TC/3/ shall make quarterly financial reports to HCl on or before October 1, January 1 and July 1 that shall separately list information about its revenues and expenses pursuant to this Agreement and shall be certified by TC/3/'s Chief Executive Officer or his designated representative. The July I financial report shall include a year-end summary of all such revenues and expenses. All such reports received by HCl and the information contained therein shall be used only for HCl's internal purposes and its requirements to the NCAA and shall not be provided to third parties other than the NCAA except as required by law or with the consent of TC/3/.

8.   INDEMNIFICATION.

     8.1   By TC/3/  TC/3/ agrees to indemnify fully and save harmless HCI, the
           --------
NCAA and their respective officers, agents, employees and each of the NCAA member institutions, of and from any and all claims, demands and causes of actions, including


        Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.


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legal costs and costs of attorneys' fees, arising out of any breach by TC/3/ of any provision of this Agreement or any acts or omissions of TV or any of its officers, agents or employees pursuant to this Agreement.

     8.2   By HCI   HCI agrees to indemnify fully and save harmless TC/3/, its
           ------
officers, agents, and employees, of and from any and all claims, demands and causes of actions, including legal costs and costs of attorneys' fees, arising out of any breach by TC/3/ of any provision of this Agreement or any acts or omissions of TC/3/ or any of its officers, agents or employees pursuant to this Agreement; or any claims of trademark infringement brought by third parties from any use of the Marks by TC/3/ approved under the terms of this Agreement.

9.   INSURANCE.

     9.1 Throughout the term of this Agreement, TC/3/ agrees to maintain, through a carrier having a A.M. Best rating A (excellent), VII or better, comprehensive general liability insurance in the amount of Five Million Dollars ($5,000,000) per occurrence for bodily injury, property damage and contractual liability. Said insurance will protect the named insured against any claims, demands, or causes of action or damages including costs and attorneys' fees arising out of that party's action under this Agreement. Said insurance will name HCI and the NCAA as additional insureds and will not be cancelable until at least thirty (30) days after written notice of cancellation is given by the insurer to HCI and the NCAA. TC/3/ shall furnish HCI (and/or the NCAA) a certificate of such insurance demonstrating that the above-stated coverage is in effect.

     9.2 Throughout the term of this Agreement, HCI agrees to maintain, through a carrier having a A.M. Best rating A (excellent), V11 or better, comprehensive general liability insurance in the amount of Five Million Dollars ($5,000,000) per occurrence for bodily injury, property damage and contractual liability. Said insurance will protect the named insured against any claims, demands, or causes of action or damages including costs and attorneys' fees arising out of that party's action under this Agreement. Said insurance will name TC/3/ as an additional insured and will not be cancelable until at least thirty (30) days after written notice of cancellation is given by the insurer to TC/3/. HCI shall furnish TC/3/ a certificate of such insurance demonstrating that the above-stated coverage is in effect.

10.  TERMINATION.

     10.1 Upon material breach of any obligation by the other party, each party shall have the right to terminate this Agreement by written notice to the other if such breach remains uncured for a period of thirty (30) days after written notice of such breach is sent to the other party.

     10.2 If either party files a bankruptcy petition, becomes the subject of an involuntary bankruptcy petition, makes a general assignment for the benefit of creditors, has a receiver appointed for its assets, or ceases to conduct business, it shall be

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considered a material default of this Agreement. Upon the happening of any of these events, the defaulting party shall immediately send notice of default to the other party.

     10.3 In addition to its other rights, HCI reserves the right to terminate this Agreement, without penalty, upon any termination or expiration of its separate agreement with the NCAA relative to the Sports Web Site and Cybercasts which are the subject of this Agreement.

11.  RIGHTS OF THE PARTIES UPON TERMINATION.

     11.1 Sections 7 through 13 of this Agreement shall continue to bind the parties after termination of the Agreement as provided herein.

     11.2   In the event of a permitted termination of this Agreement under
Section 10 upon a material breach by HCI, all amounts owed or accrued for the work performed under this Agreement shall become immediately due and payable and all rights and licenses granted to TC/3/ by HCI under this Agreement for such work performed shall continue and survive royalty-free and fully paid through the effective date of termination of this Agreement.

     11.3 Upon any event of termination or expiration of this Agreement, ownership of the Sports Web Site shall reside in HCI and/or the NCAA, as applicable in accordance with HCI's License with the NCAA.

12.  ASSIGNMENT.

     Neither party may assign or subcontract its rights or obligations under this Agreement, either in whole or in part, without the prior written consent of the other party, which shall not be unreasonably withheld, and any attempt to do so shall be void and of no effect. An assignee of either party authorized under this Agreement shall be bound by the terms of this Agreement and shall have all of the rights and obligations of the assigning party set forth in this Agreement. If any assignee shall fail to agree to be bound by all of the terms and obligations of this Agreement, then such assignment shall be deemed null and void and of no force or effect. Notwithstanding the foregoing, any consent to an assignment may be conditioned upon an approval of the assignment by the NCAA.

13.  MEDIATION AND ARBITRATION.

     The parties agrees that any disputes arising hereunder that the parties cannot resolve between themselves shall be addressed in the following manner:

     13.1 First, the parties shall engage the services of a mediator through the American Arbitration Association, which mediator must have a background or training in computer law, computer software technology or Internet related issues. The parties shall share the costs of the mediation equally. Unless the parties agree otherwise, the

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mediation shall be in the city where the headquarters of the NCAA is located, at a time reasonably agreeable to both parties. Both parties may be represented at such mediation by attorneys, and each side shall have present a member of senior management with full authority to bind said party to any resolution that may be mediated.

     13.2 Second, in the event mediation fails, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Unless the parties otherwise agree, the arbitration hearing shall be held in the city where the headquarters of the NCAA is located. The parties, their representatives, other participants and the mediator and/or arbitrator shall hold the existence, content and result of any mediation or arbitration in confidence unless otherwise prohibited by law.

14.  MISCELLANEOUS.

     14.1 This Agreement together with all exhibits and other related documents that are incorporated herein by reference, embodies the entire Agreement and except as otherwise contemplated herein and/or other agreements between the parties, supersedes all prior agreements, written and oral, relating to the subject matter hereof. This Agreement is in addition to that certain Services Agreement between the parties and that certain Marketing Agreement between the parties. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, the Agreement shall take precedence. Notwithstanding any contrary term herein, this Agreement shall be subject to all terms and conditions of HCI's License.

     14.2 Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

     14.3 No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

     14.4 Nothing contained in this Agreement shall be construed so as to constitute either party as a partner or joint venturer or agent of the other party, or to require either party to share profits, gains or ownership interest in or from any property or activities.

     14.5 The parties acknowledge that TC/3/ will perform its obligations hereunder as an independent contractor. Subject to the terms hereof, the manner and method of performing such obligations will be under TC/3/'s sole control and discretion; HCI's sole interest is in the result of such services. It is also expressly understood that TC/3/'s employees and agents are not HCI's employees or agents, and have no authority to bind HCI by contract or otherwise.

     14.6 All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been given if delivered by hand, prepaid telegram or mailed (registered or certified mail, postage prepaid, return receipt requested, or any means of express mail with confirmed delivery) as follows:

     If to HCI, to:

            W. James Host
            Host Communications, Inc.
            546 East Main Street
            Lexington, Kentucky 40508

     With copies to:

            Marc S. Kidd
            Host Communications, Inc.
            12221 Merit Drive, Suite 1325
            Dallas, Texas 75251

     If to TC/3/, to:

            Ezra Kucharz, CEO
            TC/3/
            133 Fayetteville Street
            Sixth Floor
            Raleigh, North Carolina 27601.

     14.7 If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses, in addition to any other relief to which it may be entitled.

     14.8 This Agreement will be governed by the laws of the Commonwealth of Kentucky.

     14.9 Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

     14.10 Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     14.11 Without limitation upon other provisions of this Agreement, TC/3/ agrees that: (i) it will not attack the title of the NCAA in and to the NCAA Marks and/or the

Sports Web Site and Cybercasts, nor will it attack the validity of the license granted hereunder; (ii) it will not knowingly harm, misuse or bring it to disrepute the NCAA Marks nor the Sports Web Site nor Cybercasts; and (iii) it will not create any expenses chargeable to HCI without the prior written approval of HCI.

     14.12 Upon any request by the NCAA, HCI may provide a copy of this Agreement to such person.

     14.13 This Agreement shall not be binding upon HCI unless and until it is duly executed by its Chief Executive Officer or his designee.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed effective as of the date first written above.

                                   HOST COMMUNICATIONS, INC.


                                   By:    ___________________________

                                   Title: ___________________________

                                   Date:  ___________________________


                                   TOTAL COLLEGE COMMUNICATIONS COMPANY, L.L.C.


                                   By:     __________________________

                                   Title:  __________________________

                                   Date:   __________________________

                                   AMENDMENT
                                   ---------

     THIS AMENDMENT (the "Amendment") is made and entered into effective as of February 1, 1999 between HOST COMMUNICATIONS, INC. ("HCI") and TOTAL SPORTS, INC. (f/k/a TOTAL COLLEGE COMMUNICATIONS COMPANY, L.L.C. and herein referred to as "Total").

W I T N E S S E T H:

     WHEREAS, the NCAA has granted HCI the exclusive rights to construct, maintain and service an NCAA Merchandise Web Site (herein so called) to be featured and included in www.finalfour.net under HCI's License with the NCAA dated as of February 1, 1998, as amended (the "License"); and

     WHEREAS, HCI and Total entered into that certain Web Site and Cybercasting Agreement dated effective as of February 15, 1998, a copy of which is attached hereto as Exhibit A and is incorporated herein by this reference (herein the "Agreement"); and

     WHEREAS, HCI and Total desire to amend the Agreement to permit Total to create a Merchandise Web Site in order to market and sell officially licensed NCAA products through the Internet; and

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties, intending to be bound, hereby agree as follows:

     1. Paragraph 3 of the Agreement is hereby amended by the addition a new subparagraph 3.6 as follows:

          3.6 Subject to and in accordance with HCI's License, HCI hereby grants to Total an exclusive world-wide license to use the NCAA Marks to create and host the official NCAA Merchandise Web Site in English on Total's Sports Web Server or other Web Server designated by Total and approved by HCI and the NCAA. Such Merchandise Web Site will: (i) only be accessible by the general public through www.finalfour.net or such other NCAA Sports Web Site hosted by Total pursuant to the Agreement and approved by the NCAA; (ii) conform with the quality and appearance of the Merchandise Web Site as the same currently exists as of the commencement date of the 1999 Men's and Women's Division I Basketball Tournament; and
          (iii) be (and all related advertising and promotion thereof will be subject to the approval of HCI and the NCAA in accordance with the Agreement. Total agrees that such

          Merchandise Web Site will only feature and offer merchandise items which are officially licensed products of the NCAA secured through NCAA merchandise licensees. Total will be responsible for all costs and expenses to construct, maintain and service the Merchandise Web Site, including, without limitation all costs associated with the purchase, sales and distribution of licensed merchandise offered to the public through the Merchandise Web Site. During the term of this Agreement, HCI shall not grant any party other than Total with the right to create or host any "official" NCAA merchandise web site in association with or using the NCAA Marks. In the event of any termination or expiration of the Agreement, Total shall promptly remove the Merchandise Web Site from its Web Server. Neither HCI nor the NCAA shall have any liability whatsoever from, and Total shall indemnify and defend HCI and the NCAA from, any and all claims arising from sales of licensed merchandise by Total through the Merchandise Web Site, including, but not limited to, claims of product liability.

     2. Paragraph 4 of the Agreement is hereby amended by the addition of a new sub-paragraph 4.5 as follows:

          4.5   HCI agrees to cause the NCAA to include
          www.finalfour.net, as a banner, during [*] public service announcements (PSAs) to be aired during telecasts of the 1999 and 2000 Men's and Women's Division I Basketball
          Tournament telecasts by CBS.

     3. Paragraph 5 of the Agreement is hereby amended by the addition of a new sub-paragraph 5.8 as follows:

          5.8 In connection with the Merchandise Web Site, Total agrees to pay to HCI a royalty of [*] percent ([*]%) of all revenues collected by Total from items sold through the Merchandise Web Site. Such royalties shall be based upon


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

          retail prices for items sold through the Merchandise Web Site. In addition to other payment requirements under the Agreement, Total agrees to quarterly pay HCI all royalty payments due from merchandise sold through the Merchandise Web Site commencing on April 30, 1999 and continuing on October 1, January 1 and July 1 of each calendar quarter thereafter during the term of the Agreement.

          Total agrees to maintain accurate and complete sales records relating to the Merchandise Web Site in accordance with the terms and condition of the Agreement, including, subparagraphs 7.3 and 7.4.

     4. All terms defined in the Agreement shall have the same meanings in this Amendment. In all other respects the parties ratify and agree to be bound by the remaining unchanged provisions of the Agreement. In the event of any inconsistency between the Agreement and the terms relating to the Merchandise Web Site under this Amendment, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the date first written above.

                    HOST COMMUNICATIONS, INC.


                    By:   ________________________

                    Its:  ________________________

                    Date: ________________________


                    TOTAL SPORTS, INC.

                    By:   ________________________

                    Its:  ________________________

                    Date: ________________________